Registration No. 333-

As filed with the Securities and Exchange Commission on February 4, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UGI Corporation

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	23-2668356
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

460 North Gulph Road, King of Prussia, PA 19406

(Address of Principal Executive Offices) (Zip Code)

UGI CORPORATION 2021 INCENTIVE AWARD PLAN

(Full Title of the Plan)

Monica M. Gaudiosi, Esq.

Vice President, General Counsel and Secretary

UGI Corporation

460 North Gulph Road

King of Prussia, PA 19406

(610) 337-1000

(Name and Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Ryan J. Maierson

Kevin M. Richardson

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, without par value	20,500,000	$35.85	$734,925,000.00	$80,180.32

(1)

Represents shares of common stock, without par value (the “Common Stock”), of UGI Corporation (the “Registrant”) reserved for issuance pursuant to the UGI Corporation 2021 Incentive Award Plan (as amended from time to time, the “Plan”). Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock that may become issuable under the Plan as a result of stock splits, stock dividends or similar transactions.

(2)

The proposed maximum offering price per share and the proposed maximum aggregate offering price of the Common Stock being registered hereby have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices for a share of Common Stock as reported on the New York Stock Exchange (the “NYSE”) on February 3, 2021.

EXPLANATORY NOTE

The Registrant has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register 20,500,000 shares of Common Stock available for issuance under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The Registrant will provide participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with the rules and regulations of the Commission, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K (File No. 001-11071) for the fiscal year ended September 30, 2020, filed with the Commission on November 20, 2020;

(b)	The Registrant’s Quarterly Report on Form 10-Q (File No. 001-11071) for the fiscal quarter ended December 31, 2020, filed with the Commission on February 4, 2021;

(c)	The Registrant’s Current Reports on Form 8-K (File No. 001-11071) filed with the Commission on November 24, 2020 and February 3, 2021; and

(d)

The description of the Common Stock contained in the Registrant’s registration statement on Form 8-B, dated March 23, 1992, as amended by Amendment No. 1 to Form 8-B, dated April 10, 1992, and Amendment No. 2 to Form 8-B dated April 17, 1996, and any amendments or reports filed after the date hereof for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law of 1988 (the “Business Corporation Law”) provides that a business corporation may indemnify directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action or proceeding (other than an action by or in the right of the corporation), provided that the person in question acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 1742 provides that a business corporation may indemnify its directors and officers solely against expenses (including attorneys’ fees) if the action or proceeding is by or in the right of the corporation. In addition, Section 1742 states that indemnification shall not be made if the person has been adjudged to be liable to the corporation unless and only to the extent it is judicially determined upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnification for certain expenses. Section 1743 requires a corporation to indemnify its directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

Section 1713 of the Business Corporation Law permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached or failed to perform the duties of such office under applicable law, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. This section also provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or of responsibility or liability under a criminal statute. Section 4.01 of the Bylaws of UGI Corporation, amended and restated as of July 25, 2017 (the “Bylaws”) limits the liability of any director to the fullest extent permitted by Section 1713 of the Business Corporation Law. Section 1746 of the Business Corporation Law grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Article VII of the Bylaws provides for indemnification of directors, officers and other agents to the extent otherwise permitted by Section 1741 of the Business Corporation Law and pursuant to the authority of Section 1746 of the Business Corporation Law.

Article VII of the Bylaws provides, except as expressly prohibited by law or as a result of a final arbitration decision under Section 7.06 of the Bylaws, an unconditional right to indemnification for expenses and any liability paid or incurred by any of the Registrant’s directors or officers, or any other person designated by the Board of Directors of UGI Corporation (the “Board”) as an indemnified representative, in connection with any actual or threatened claim, action, suit or proceeding (including derivative suits) in which he or she may be involved by reason of being or having been a director, officer, employee or agent of us, or, at the Registrant’s request, of another corporation, partnership, joint venture, trust, employee benefit plan or other entity. The Bylaws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits. Article VII of the Bylaws also allows indemnification for punitive damages and liabilities incurred under federal securities laws.

Unlike the provisions of Business Corporation Law Sections 1741 and 1742, Article VII does not require us to determine the availability of indemnification by the procedures or the standard of conduct specified in Sections 1741 and 1742 of the Business Corporation Law. A person who has incurred an indemnifiable expense or liability has a right to be indemnified independent of any procedures or determinations that otherwise would be required, and that right is enforceable against us as long as indemnification is not prohibited by law or a final arbitration decision. To the extent indemnification is permitted only for a portion of a liability, the Bylaw provisions require the Registrant to indemnify such portion. If the indemnification provided for in Article VII is unavailable for any reason in respect of any liability or portion thereof, the Bylaws require the Registrant to make a contribution toward the liability. Indemnification rights under the Bylaws do not depend upon the approval of any future Board.

Section 7.03 of the Bylaws requires us to pay the expenses (including attorneys’ fees and disbursements) incurred in good faith by a director or officer in specified circumstances upon receipt of an undertaking by or on behalf of him or her to repay the amount if it is ultimately determined pursuant to Section 7.06 of the Bylaws that he or she is not entitled to be indemnified by us pursuant to Article VII. Section 7.04 of the Bylaws authorizes the Registrant to further effect or secure its indemnification obligations by entering into indemnification agreements, maintaining insurance, acting as self-insurer, creating a trust fund, granting a security interest in its assets or property, establishing a letter of credit or using any other means that may be available from time to time.

Section 5.01(c) of the Bylaws limits the personal liability of our officers to us and our shareholders for monetary damages for any action taken, or any failure to take action, unless the officer has breached or failed to perform the applicable duties of his or her office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Section 5.01(c), however, does not apply to the responsibility or liability of an officer pursuant to any criminal statute or for the payment of taxes pursuant to local, state or federal law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	(Second) Amended and Restated Articles of Incorporation of the Registrant, as amended through June 6, 2005 (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

4.2	Articles of Amendment to the Amended and Restated Articles of Incorporation of UGI Corporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K dated July 29, 2014).

4.3	Bylaws of UGI Corporation, amended and restated as of July 25, 2017 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K dated July 31, 2017).

4.4*	UGI Corporation 2021 Incentive Award Plan

5.1*	Opinion of Jessica A. Milner, Deputy General Counsel and Assistant Secretary of UGI Corporation, as to the legality of the securities being registered.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Jessica A. Milner (included in Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania, on February 4, 2021.

Registrant:

UGI CORPORATION, a Pennsylvania corporation

By:	/s/ Ted J. Jastrzebski
Name:	Ted J. Jastrzebski
Title:	Chief Financial Officer

Each person whose signature appears below hereby appoints Ted J. Jastrzebski, John L. Walsh and Monica M. Gaudiosi, and each of them acting individually, as his or her true and lawful attorneys-in-fact, with full power of substitution and resubstitution, with the authority to execute in the name of each such person, and to file with the Commission, together with any exhibits thereto and other documents therewith, any and all amendments to this registration statement (including post-effective amendments and all other related documents) necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission in respect thereof, which amendments may make such changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on February 4, 2021.

Name	Position	Date

/s/ John L. Walsh	President and Chief Executive Officer (Principal Executive Officer) and Director	February 4, 2021
John L. Walsh

/s/ Ted J. Jastrzebski	Chief Financial Officer (Principal Financial Officer)	February 4, 2021
Ted J. Jastrzebski

/s/ Laurie A. Bergman	Vice President – Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	February 4, 2021
Laurie A. Bergman

/s/ Frank S. Hermance	Chairman and Director	February 4, 2021
Frank S. Hermance

/s/ M. Shawn Bort	Director	February 4, 2021
M. Shawn Bort

/s/ Theodore A. Dosch	Director	February 4, 2021
Theodore A. Dosch

/s/ Alan N. Harris	Director	February 4, 2021
Alan N. Harris

/s/ Mario Longhi	Director	February 4, 2021
Mario Longhi

/s/ William J. Marrazzo	Director	February 4, 2021
William J. Marrazzo

/s/ Cindy J. Miller	Director	February 4, 2021
Cindy J. Miller

/s/ Kelly A. Romano	Director	February 4, 2021
Kelly A. Romano

/s/ James B. Stallings, Jr.	Director	February 4, 2021
James B. Stallings, Jr.